GRAHAM & WILDE
                                ATTORNEYS AT LAW
Robert C. Graham           A Professional Corporation
Gregory L. Wilde*
Linda M. Graham               CITY CENTER WEST         Telephone: (702) 255-6161
Stefanie Clement      7251 W. Lake Mead Blvd., Suite 500Facsimile: (702)255-8383
Michelle Abrams            Las Vegas, Nevada 89128       Email: nvlawyer@msn.com
*Also licensed in Utah                                Internet: www.nvlawyer.com


May 21, 1999

Re: Beta Oil & Gas, Inc./Corporate Status and Public Offering

Ladies and Gentlemen:

         These law offices are acting as Nevada legal counsel to Beta Oil & Gas, Inc., a Nevada corporation, (the "Registrant") in connection with the Registrant's Registration Statement on Form S-1 under the Securities Act of 1933 (the "Registration Statement"). The Registration Statement relates to: (1) the issuance and sale of a maximum of 1,650,000 shares of the Registrant's Common Stock; (2) the registration and possible sale of up to 7,029,492 shares of the Registrant's Common Stock and 2,497,663 shares of the Registrant's Common Stock issuable upon exercise of warrants by certain Selling Security Holders; and (3) the registration of up to 165,000 shares of the Registrant's Common Stock issuable upon exercise of Underwriter Warrants (collectively, the "Registered Securities") all pursuant to an Underwriting Agreement to be dated as of the effective date of the Registration Statement. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth including, but not limited to, certificates of good standing, the Registration Statement with its exhibits, the Articles of Incorporation, Amendments, Bylaws, Minutes of the Board of Directors meetings, Certificates of the Secretary of the Corporation, and other relevant documents.

         Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be properly issued, fully paid and non-assessable.

         We acknowledge that we may be referred to under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale I such states.

                                            Sincerely,

                                            GRAHAM & WILDE, P.C.

                                            Signature on File/RCG

                                            Robert C. Graham, Esq.


RCG:ec